Exhibit 99.1

MCEWEN MINING ANNOUNCES GOLD BAR RESOURCE UPDATE

AND NEW DRILL PROGRAM

TORONTO, Sept. 6, 2018 - McEwen Mining Inc.  (NYSE:  MUX)  (TSX:  MUX) reports a resource update and announces the start of a new phase of drilling as part of its ongoing $5 million exploration program at the Gold Bar Property, located along the prolific Battle Mountain - Eureka Gold Trend in Nevada, USA.

McEwen’s 2018 exploration goals are to grow known deposits and make new discoveries that will contribute to extending the life of the Gold Bar Mine. From Nov 2017 to Q2 2018 drilling focused on expanding known resources and better delineating the planned open pits. Seventy-nine new drill holes totaling 52,700 ft. (16,000 m) of drilling was completed since the last resource estimate in 2015.

The Gold Bar resource update resulted in an increase of 92,000 ounces of Indicated resources, and an additional 82,000 ounces of Inferred resources, mostly in the Gold Pick and Gold Ridge areas (see Table 1). The increase was attributable in part to the additional drilling and also to economic factors such as higher gold recoveries and lower waste mining costs.

Table 1 - Gold Bar Property Resource Summary

Deposit Area	Resource Category	March 2018 Gold Ounces	New August 2018 Gold Ounces**	Change
Gold Bar	Measured + Indicated	629,000	721,000	+92k
	Inferred	115,000	197,000	+82k
Gold Bar South*	Indicated	101,000	101,000	Unchanged
	Inferred	5,000	5,000	Unchanged
TOTAL	Measured + Indicated	730,000	822,000	+92k
	Inferred	120,000	202,000	+82k

* A new resource estimate for Gold Bar South was not completed therefore it is unchanged.

** Refer to Table 2 for details of the resource estimate.

During the first half of 2018, multiple exploration methods including geophysical surveys, soil and rock geochemical sampling programs, satellite data acquisition, and ‘boots on the ground’ geologic mapping contributed data to a new geologic model that revealed high quality drill targets defined by overlapping anomalies. Three exploration and development targets are covered in this release: Cabin Creek, ML, and Gold Bar South.

“We are entering a very interesting time for Gold Bar exploration. For the first time we have assembled all the key information that allows us to develop a robust geological understanding and define new high quality drill targets. We are initiating drilling to target additional oxide mineralization to extend the mine life, and to explore for deeper Carlin-type gold discoveries. We believe Gold Bar hosts all the essential attributes that are characteristic to large Carlin-type gold deposits and look forward to this new and exciting phase of exploration” stated Sylvain Guerard, Senior Vice President Exploration.

Cabin Creek

The Cabin Creek area lies along an anticline cut by a large fault zone. It is one of multiple targets along the anticline, which extends for more than 5 miles (8 km) across the Gold Bar Property. Exploration work to date has extended the prospective target area by more than 24 acres (10 hectares). Drilling commenced in mid-August, targeting oxide extensions of the gold mineralization along strike and down dip. A total of 5 holes are currently planned to depths averaging 1,000 feet (305 m).

ML

The ML target area lies approximately 4,000 feet (1.2 km) southeast of the Cabin Creek deposit. ML is a completely new and untested, shallow, oxide gold target area defined by geophysical, geochemical, and geological targeting anomalies. A drilling program of six reverse circulation rotary holes is anticipated to start in early September. It is also considered a good area for deep exploration targeting higher-grade gold mineralization similar to other Carlin-type deposits in Nevada, such as Barrick’s Cortez Hills or Gold Rush.

Gold Bar South

The Gold Bar South deposit (formerly known as Afgan) lies approximately 3.5 miles (5.7 km) southeast of Cabin Creek. The area remains open at depth and along strike. The geology of the near-surface mineralization at Gold Bar South suggests the potential for stacked Carlin-type targets in units below the known resource. It will be the target of infill drilling, and deeper exploration drilling. The program, beginning in October, consists of 22 infill holes, 5 oriented core holes and 5 metallurgical core holes for a total of 5,000 ft (1,500 m).

Table 2 - Mineral Resource Statement for the Gold Bar Deposit, SRK Consulting (U.S.), Inc., August 31, 2018

	U.S. Standard Units			Metric Units
Gold Bar Project Resources	Tonnage (000’s tons)	Gold Grade (oz/t)	Contained Gold (000’s oz)	Gold Grade (g/t)	Contained Gold (kg)
Measured	3,105	0.034	106	1.17	3,286
Indicated	23,901	0.026	615	0.88	19,141
Measured and Indicated	27,006	0.027	721	0.92	22,427
Inferred	7,510	0.026	197	0.90	6,126

•                  Table 2 does not include mineral resources at the Gold Bar South deposit.

•                  Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that any part of the Mineral Resources estimated will be converted into a Mineral Reserves estimate;

•                  Resources stated as contained within a potentially economically minable open pit; pit optimization parameters are: US$1,350/oz Au, 82% recovery, US$5/oz Au Sales Cost, US$1.85/t waste mining cost for Cabin Creek, US$1.80/t waste mining cost for Gold Pick, US$1.78/t waste mining cost for Gold Ridge, US$9.48/t ore mining and processing cost (OMPC) for Gold Pick, US$9.57/t OMPC for Cabin Creek, and US$10.57/t OMPC for Gold Ridge, 54 degree pit slopes for Gold Pick and Cabin Creek, and a 42 degree pit slope for Gold Ridge;

•                  Resources are reported using a gold cutoff grade of 0.007 oz/t for Gold Pick and Cabin Creek and a cutoff grade of 0.008 oz/t for Gold Ridge;

•                  Numbers in the table have been rounded to reflect the accuracy of the estimate and may not sum due to rounding.

ABOUT MCEWEN MINING

McEwen has the goal to qualify for inclusion in the S&P 500 Index by creating a profitable gold and silver producer focused in the Americas. McEwen’s principal assets consist of: the San José mine in Santa Cruz, Argentina (49% interest); the Black Fox mine in Timmins, Canada; the El Gallo Fenix project in Mexico; the Gold Bar mine in Nevada, currently under construction; and the large Los Azules copper project in Argentina, advancing towards development.

McEwen has a total of 337 million shares outstanding. Rob McEwen, Chairman and Chief Owner, owns 24% of McEwen.

McEwen Mining Inc.

QUALIFIED PERSON

Technical information pertaining to geology and exploration contained in this news release has been prepared by Charles Sulfrian, AIPG, CPG. Mr. Sulfrian is a “qualified person” within the meaning of NI 43-101.

Mineral resources were calculated in accordance with the Canadian Institute of Mining, Metallurgy, and Petroleum (CIM) Definition Standards for Mineral Resources and Mineral Reserves, May 10, 2014 (CIM, 2014).  Accordingly, the Resources have been classified as Measured, Indicated or Inferred.  The resource estimate and related geologic modeling were conducted by, or under the supervision of, Tim Carew, M.Sc. P.Geo., and Justin Smith, B.Sc., P.E., SME-RM, both of SRK Consulting (U.S.), Inc., Reno, Nevada. Mr. Carew and Mr. Smith are Qualified Persons and are independent of MUX for the purposes of NI 43-101.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. The Company’s dividend policy will be reviewed periodically by the Board of Directors and is subject to change based on certain factors such as the capital needs of the Company and its future operating results. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

CONTACT INFORMATION:

Mihaela Iancu	Website: www.mcewenmining.com	150 King Street West
Investor Relations		Suite 2800, P.O. Box 24
(647)-258-0395 ext 320	Facebook: facebook.com/mcewenrob	Toronto, ON, Canada
info@mcewenmining.com		M5H 1J9
	Twitter: twitter.com/mcewenmining	(866)-441-0690

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